Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 22, 2002, except as to Note 27, as to which the date is March 1, 2002, relating to the financial statements and financial statement schedules of New Plan Excel Realty Trust, Inc. and Subsidiaries, which appears in New Plan Excel Realty Trust, Inc. and Subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2001.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 5, 2002